SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 3, 2006

TASKER CAPITAL CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-32019	88-0426048
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification Number)
incorporation)

39 Old Ridgebury Road, Suite 14, Danbury, CT 06810-5116
(Address of principal executive offices, including zip code)

(203) 730-4350
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Employment Agreement with Stathis Kouninis

On February 8, 2006, the Company appointed Stathis Kouninis as Chief Financial Officer. Although no formal employment agreement has been entered into, the Board has agreed, in principal, to the following terms: (i) Mr. Kouninis will be paid a base salary of $165,000 per year; (ii) any bonus payment made to Mr. Kouninis will be at the discretion of the Board; and (iii) Mr. Kouninis will be eligible to participate in the Company’s existing benefit plans. In addition, the employment agreement will have a term of three years with provision for automatic renewal for successive one year terms. If Mr. Kouninis is terminated by the Company for any reason other than cause, as defined in his employment agreement, or if he should resign for good reason, as defined in his employment agreement, Mr. Kouninis will be entitled to receive, for a period of six months following termination, his base salary at the rate in effect on the date of termination. The obligation to pay severance is conditioned upon Mr. Kouninis’s execution of a mutually agreeable release of claims against the Company.

The Company has granted Mr. Kouninis stock options to purchase 450,000 shares of the Company’s common stock at an exercise price of $1.00 per share. The options have a ten year term, less one day. Twenty five percent (25%) of the options vested on the date of grant, and the remainder will vest in equal monthly installments over the two-year period from the date of grant, provided that Mr. Kouninis remains employed by the Company. If the Company undergoes a change in control, as defined in his employment agreement, the stock options granted above will fully vest upon the change in control.

Separation Agreement with Robert D. Jenkins

On February 8, 2006, Robert D. Jenkins and the Company entered into a Separation Agreement and General Release in connection with Mr. Jenkins’s resignation as the Company’s Chief Financial Officer. Pursuant to the Separation Agreement and General Release, the Company has agreed to continue to pay Mr. Jenkins at his current annual base salary rate of $200,000 through June 28, 2006. Mr. Jenkins will also continue to be eligible to participate in the Company’s medical and dental plans until August 31, 2006, with the Company continuing to pay eighty percent (80%) of the premium for such coverage. In addition, the Company agreed that the exercise period for Mr. Jenkins’s options to purchase 1,000,000 shares of the Company’s common stock would be reduced from 10 years from the grant date to 5 years from the grant date.

New Employment Agreement with Richard D. Falcone

Effective on the closing of the January private placement, the Board of Directors of the Company appointed Richard D. Falcone as the new President and Chief Executive Officer of the Company. On February 9, 2006, the Company entered into an employment agreement with Mr. Falcone. The principal terms agreed between the Board and Mr. Falcone that the Company previously disclosed are unchanged; namely, (i) Mr. Falcone’s base salary is $275,000 per year; (ii) any bonus payments made to Mr. Falcone will be at the discretion of the Board; (iii) Mr. Falcone is eligible to participate in the Company’s existing benefit plans; and (iv) Mr. Falcone has use of a Company car. In addition, the Company has agreed to provide Mr. Falcone with disability benefits, and has agreed to reimburse Mr. Falcone for health insurance coverage if the Company terminates its group health insurance plan. The employment agreement has a term of three years, with provision for automatic renewal for successive three year terms. If Mr. Falcone is terminated by the Company for any reason other than cause, as defined in his employment agreement, if he should resign for a good reason, as defined in his employment agreement and which includes a change in control of the Company, or if the Company should not renew his employment agreement after the expiration of the term, Mr. Falcone is entitled to severance. The severance payable to Mr. Falcone is dependant on how long he has been employed at the Company, beginning with twenty-four months of base salary (and any bonus to which he would have been entitled during such period) payable upon termination immediately after execution of his employment agreement, decreasing by one month for each month he remains employed at the Company, but subject to a minimum severance of twelve months of base salary. The obligation to pay severance is conditioned upon Mr. Falcone’s execution of a mutually agreeable release of claims against the Company.

As previously disclosed, the Board also granted Mr. Falcone 2,200,000 stock options with an exercise price of $1.00 per share. The options have a ten year term, less one day. Twenty-five percent (25%) of the options vested immediately, and the remainder vest in equal monthly installments over the two-year period from the date of grant. If Mr. Falcone is terminated by the Company other than for cause, if Mr. Falcone resigns for good reason, or if termination is caused by Mr. Falcone’s death, the options will continue to vest; otherwise, vesting of the options ceases upon Mr. Falcone’s termination. In addition, if the Company undergoes a change in control, as defined in his employment agreement, the stock options granted above will fully vest upon the change in control.

Consulting Agreement with Gordon Davis

As the Company has previously reported, on January 26, 2006, the Company approved a new consulting arrangement with Mr. Gordon Davis, the Company’s Chairman of the Board of Directors. On February 9, 2006, the Company entered into a consulting agreement with Mr. Davis with an effective date of February 2, 2006. The principal terms agreed between the Board and Mr. Davis that the Company previously disclosed are unchanged; namely, (i) Mr. Davis’s consulting fee is $120,000 per year; and (ii) Mr. Davis has use of a Company car for Company business. The consulting agreement has a term of three years, with provision for automatic renewal for successive one year terms. If Mr. Davis is terminated for any reason other than by the Company for cause, as defined in his consulting agreement, including if the consulting agreement is not renewed by the Company, he will be entitled to termination payments. If Mr. Davis’s termination is caused by his death or disability, then the termination fee is equal to $120,000. If the Company terminates Mr. Davis for any reason other then for cause, if Mr. Davis terminates the agreement for good reason, or if the Company does not renew the consulting agreement, then Mr. Davis’s termination fee is dependant on when the termination takes place. If the termination occurs prior to the one year anniversary of the effective date, then Mr. Davis is entitled to the $120,000 annual consulting fee for the remainder of the term of the consulting agreement. If the termination occurs after the one year anniversary of the effective date, Mr. Davis is entitled to the consulting fee then in effect for a period of one year following termination. The obligation to pay the termination fee is conditioned upon Mr. Davis’s execution of a release of claims against the Company. Mr. Davis will continue to receive remuneration for service on the Board of Directors.

As previously disclosed, the Board also granted Mr. Davis 1,750,000 stock options with an exercise price of $1.00 per share. The options have a ten year term, less one day. Twenty-five percent (25%) of the options vested immediately, and the remainder vest in equal monthly installments over the two-year period from the date of grant. If Mr. Davis is terminated by the Company other than for cause, if Mr. Davis terminates for good reason, or if termination is caused by Mr. Davis’s death or disability, or non-renewal of the agreement by the Company, the options will continue to vest, otherwise, vesting of the options ceases upon Mr. Davis’s termination as a consultant. In addition, if the Company undergoes a change in control, as defined in the consulting agreement, the stock options granted above will fully vest upon the change in control.

Stock Option Grant to Mr. Canosa

Effective February 3, 2006, the Company appointed Mr. Albert A. Canosa to the Board of Directors. In connection with this appointment, the Board granted Mr. Canosa 250,000 stock options with an exercise price of $1.00 per share. The options have a ten year term, less one day. Twenty-five percent (25%) of the options vested immediately, and the remainder vest in equal monthly installments over the two-year period from the date of grant. In addition, Mr. Canosa will receive remuneration for service on the Board of Directors in accordance with the Board’s existing policy on Director fees.

The description of agreements and securities contained in this Form 8-K is qualified in its entirety by reference to the full text of the agreements and securities that the Company will file as exhibits to the Company’s next periodic report.

Item 5.02 Departure of Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective February 3, 2006, the Company appointed Mr. Albert A. Canosa to the Board of Directors of the Company to fill a vacancy on the Board of Directors. Mr. Canosa was suggested to the Board of Directors by the purchasers holding a majority of the units purchased in the January private placement. Mr. Canosa will serve on the Compensation Committee and will serve as the Chairman of the Audit Committee, replacing Mr. Falcone, who has resigned from both committee memberships due to his recent appointment as President and Chief Executive Officer of the Company. Mr. Canosa adds 35 years of executive management experience to the Company’s Board. He was most recently the President and Chief Executive Officer and Corporate Director of Raytech Corporation, a manufacturer of vehicular components. He also served as Raytech’s Chief Financial Officer prior to assuming the more senior role. Mr. Canosa also worked for Raymark Corporation as its industrial division’s controller and for Olin Corporation as financial manager. He serves on the Boards of Directors of the United Way of Branford and the Marlin Firearms Company, and is a trustee of Quinnipiac University, where he received his Bachelor of Science degree in accounting.

The Company has agreed to take all actions necessary to ensure that Mr. Canosa will be included on the Company’s slate of Board nominees submitted for a shareholder vote at the Company’s next scheduled annual meeting of shareholders.

On February 8, 2006, the Company appointed Mr. Stathis Kouninis to serve as the Company’s Chief Financial Officer (and the Company’s principal financial officer and principal accounting officer). Mr. Kouninis, age 44, replaces Mr. Robert Jenkins, who’s resignation was effective upon entering the Separation Agreement dated February 8, 2006. Mr. Kouninis is joining the Company from the U.S. Securities and Exchange Commission where he worked in the Division of Corporate Finance. Prior to the SEC, Mr. Kouninis was the Director of Finance for Bottomline Technologies, Inc., a publicly traded financial process software and solutions company. Prior to Bottomline, Mr. Kouninis served as Chief Financial Officer of PCA, Inc., an educational non-profit organization, and as Director of Finance for CMGI, Inc., a publicly traded $1 billion Internet technology incubator.

Mr. Kouninis is the son-in-law of Gordon Davis, the Chairman of the Company’s Board of Directors. For a description of the terms of the proposed employment agreement with Mr. Kouninis, see the disclosure set forth in Item 1.01 above under the heading “Employment Agreement with Stathis Kouninis”, which is incorporated herein by reference. Except for those stated above, there are no transactions or proposed transactions to which the Company or its subsidiaries is a party and in which Mr. Kouninis has or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TASKER CAPITAL CORP. (Registrant)

By:	/s/ Richard D. Falcone
President and Chief Executive Officer

Date: February 9, 2006